Exhibit 24.2
RESOLUTIONS
OF
THE BOARD OF DIRECTORS OF
BANK OF AMERICA CORPORATION
March 31, 2009
     RESOLVED FURTHER, that Edward P. O’Keefe, Alice A. Herald and Teresa M. Brenner, each with full power of substitution, hereby are appointed attorneys-in-fact for, and each of them with full power to act without the other hereby is authorized and empowered to sign the Registration Statement and any amendment or amendments (including any post-effective amendments) thereto on behalf of and as attorneys for, the Corporation and any of the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer or director of the Corporation;

CERTIFICATE OF SECRETARY
     I, Allison Gilliam, Assistant Secretary of Bank of America Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify that the foregoing is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors held on March 31, 2009, at which meeting a quorum was present and acting throughout, and that said resolutions are in full force and effect and have not been amended or rescinded as of the date hereof.
     IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation as of this 2nd day of April, 2009.

/s/ ALLISON L. GILLIAM

Assistant Secretary

(CORPORATE SEAL)

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